Exhibit 99.1

News Release

For more information, contact:
Teresa Paulsen	MEDIA
tel: 402-240-5210

Chris Klinefelter	ANALYSTS
tel: 402-240-4154
www.conagrafoods.com

CONAGRA FOODS FOURTH-QUARTER EPS GROWS AS PLANNED;

OUTLINES NEW STRATEGIC DIRECTION;

PLANS TO EXIT PRIVATE LABEL

OMAHA, Neb., June 30, 2015 — Today ConAgra Foods, Inc., (NYSE: CAG) reported results for the fiscal 2015 fourth quarter ended May 31, 2015. Highlights:

•	Diluted EPS from continuing operations of $0.47 per share as reported, vs. a loss of $(0.95) a year ago. After adjusting for items impacting comparability, diluted EPS of $0.59 this quarter was ahead of $0.55 a year ago, as expected. An extra week in the fourth quarter of fiscal 2015 favorably impacted current-quarter amounts.

•	Consumer Foods and Commercial Foods posted operating profit growth after adjusting for items impacting comparability, and including the benefit of the extra week.

•	Private Brands posted an operating profit decline after adjusting for items impacting comparability, and including the benefit of the extra week.

•	The company repaid approximately $1.1 billion of debt in fiscal 2015, resulting in cumulative debt reduction of approximately $2.1 billion since the completion of the Ralcorp transaction, which exceeded the $2.0 billion goal.

•	The company plans to exit the Private Brands operations.

•	The company’s new plans for creating long-term value center on a more aggressive approach to cost reduction, growing consumer brands (Consumer Foods segment) and Lamb Weston (within the Commercial Foods segment), as well as balanced capital allocation. Details to be shared at an investor event later this year.

CEO Perspective:

Sean Connolly, chief executive officer of ConAgra Foods, said, “With fiscal year 2015 now behind us, we are now pursuing a different plan to maximize value for our shareholders. Our new plan will center on a more aggressive approach to driving margin improvement through SG&A reductions, supply chain efficiencies and other projects. It also sharpens our focus on growing our Consumer Foods and Commercial Foods segments. We expect to continually refine our portfolio with prudent divestitures and acquisitions, and there will be a strong emphasis on deploying capital in ways that benefit shareholders.”

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He continued, “As I have intensely studied the situation in our Private Brands operations over the last few months, it has become clear that the time and energy the company is devoting to the Private Brands turnaround represent a suboptimal use of our resources. To prevent further distraction, we are pursuing the divestiture of our Private Brands operations. Because the outcome of our strategic review for the Private Brands operations will influence our long-term financial outlook, we will wait until this process is complete before sharing long-term financial commitments. We expect to offer operating details of our plans as well as long-term financial expectations at an investor event later this year.”

“The underlying objective of the new strategic direction we are sharing today is long-term shareholder value creation. While we have a high degree of conviction in our plans, we also acknowledge that markets and opportunities change over time. For this reason, our management team and our board of directors approach long-term plans in a practical and flexible manner. If we are convinced that some other set of opportunities, or some other course of action, improves our outlook or will better reward shareholders, we will adapt our plans accordingly.”

Overall Quarterly Results

For the fiscal 2015 fourth quarter ended May 31, 2015, diluted earnings per share from continuing operations were $0.47, vs. a diluted loss per share of $(0.95) as reported for the fiscal 2014 fourth quarter. After adjusting for items impacting comparability, comparable diluted EPS was $0.59 this quarter and $0.55 in the year-ago period. Items impacting comparability are summarized toward the end of this release and reconciled for Regulation G purposes starting on page 11.

Consumer Foods Segment

Branded food items sold worldwide in retail channels.

The Consumer Foods segment posted sales of approximately $1.9 billion and operating profit of $304 million, as reported. Including the benefit of the extra week, sales increased 4% as reported (rounded), with volume up 5%, 1% favorable impact from price/mix,

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and 1% unfavorable impact of foreign exchange. The company estimates that the extra week favorably impacted sales and volume by approximately 7% for the quarter. The company increased prices in some categories to cover commodity costs, and continues to make progress with efficiencies in trade spending.

•	After adjusting for the benefit of the extra week, brands posting sales growth for the quarter include ACT II, Hunt’s, Ro*Tel, DAVID, Reddi-wip, Slim Jim, PAM, PF Chang’s, and Wolf.

•	The company continues to make good progress in fast growing channels including club, dollar, and convenience.

•	Other brand details are in the written Q&A document accompanying this release.

Operating profit of $304 million was significantly above $176 million a year-ago as reported. After adjusting for $15 million of net expense in the current quarter and $91 million of net expense in the year-ago period from items impacting comparability, and including the benefit of the extra week, current quarter operating profit of $319 million increased 20% over comparable year-ago amounts. In addition to the benefit of the extra week, the comparable operating profit growth reflects productivity which more than offset higher protein and packaging costs, favorable mix, and the benefit of pricing and trade spend efficiencies. Strong operating margins enabled a $7 million increase in advertising and promotion expense (an increase of 13%), and offset approximately $14 million unfavorable impact of foreign exchange.

Commercial Foods Segment

Specialty potato, seasonings, blends, flavors, and bakery products, as well as consumer branded and private branded packaged food items, sold to restaurants, foodservice and commercial channels worldwide.

Sales for the Commercial Foods segment were $1.2 billion and operating profit was $154 million, as reported, ahead of prior year amounts. The company estimates that the extra week favorably impacted sales and volume by approximately 7%. Sales for Lamb Weston’s potato operations grew, although international sales were impacted by the West Coast port labor dispute as well as challenges facing quick-serve customers in key Asian markets. The West Coast port dispute was settled in late February 2015, and

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Lamb Weston’s international shipments have been gradually improving; the company expects to reach normal shipment levels in the first half of fiscal 2016. Sales for the rest of the segment grew.

After adjusting for items impacting comparability, current quarter operating profit increased 3%, reflecting the benefit of the extra week. Lamb Weston comparable profits grew modestly, largely reflecting good domestic performance and efficiencies from good raw potato crop quality. Profits for the rest of the businesses in the segment grew modestly.

Private Brands

Private brand food items sold in domestic markets.

As reported, sales for the Private Brands segment were $1 billion, down slightly. The company estimates that the extra week favorably impacted sales and volume by approximately 7%.

The segment posted an operating loss of $(25 million), as reported, due to impairment and restructuring charges. After adjusting for $56 million of net expense from items impacting comparability in the current quarter, and $618 million of expense from items impacting comparability in year-ago period amounts (mostly impairment charges), comparable operating profit declined 30%, which includes the benefit of the extra week.

Higher commodity costs negatively impacted profits, as did lower volumes. Ongoing margin management initiatives are expected to improve profitability. The company has implemented a reorganization, and is highly focused on improving execution; this should strengthen customer relationships and volume performance gradually over time.

Hedging Activities

Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold. The net of these activities resulted in $19 million of favorable impact in the current quarter and $14 million of favorable impact in the year-ago period. The company identifies these amounts as items impacting comparability within the discussion of unallocated Corporate results.

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Other Items

•	Unallocated Corporate amounts were $62 million of expense in the current quarter and $61 million of expense in the year-ago period. Current-quarter amounts include $19 million of hedge-related benefit and $16 million of net expense from other items impacting comparability ($7 million of the $16 million of expense relates to mark-to-market pension adjustments). Year-ago period amounts include $14 million of hedge-related benefit and $16 million of expense related to other items impacting comparability. Excluding these amounts, unallocated Corporate expense was $65 million for the current quarter and $59 million in the year-ago period.

•	Equity method investment earnings were $30 million for the current quarter and $12 million in the year-ago period; the year-over-year increase mostly reflects the inclusion of profits for the company’s Ardent Mills joint venture (which are not in year-ago amounts due to the timing of the transaction). The operations of the former ConAgra Mills business for the fourth quarter of 2014 are included in results of discontinued operations.

•	Net interest expense was $89 million in the current quarter and $93 million in the year-ago period; the decrease reflects lower debt resulting from debt repayment.

Capital Items

•	The company repaid approximately $1.1 billion of debt this fiscal year, resulting in cumulative debt repayment of $2.1 billion since the completion of the Ralcorp transaction in fiscal 2013.

•	Dividends for the quarter totaled $107 million versus $105 million in the year-ago period, reflecting an increase in shares outstanding.

•	The company repurchased approximately 332,000 shares of common stock during the quarter for approximately $12 million.

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•	For the current quarter, capital expenditures for property, plant and equipment were $154 million, compared with $117 million in the year-ago period. Depreciation and amortization expense was approximately $149 million for the fiscal fourth quarter; this compares with a total of $150 million in the year-ago period.

Outlook

The company will offer details on full-year fiscal 2016 expected EPS, as well as long-term financial guidance, at an investor event likely to be scheduled for the fall of 2015. This event will be scheduled after the company completes its assessment of strategic alternatives for the Private Brands operations, and determines SG&A reduction targets and investment needs for the remainder of the company.

With regard to first quarter of fiscal 2016, which the company expects to be unaffected by the outcome of the review of strategic alternatives for the Private Brands operations, the company expects EPS, adjusted for items impacting comparability, to be roughly in line with comparable year-ago amounts.

With regard to plans for the rest of the company, the company’s new focus will be on:

•	Productivity, notably within SG&A, but also in terms of supply chain and trade spending. The company sees significant margin potential through these initiatives.

•	Driving profitable growth in the Consumer Foods segment and at Lamb Weston potato operations (within the Commercial Foods segment). This will involve further portfolio segmentation, and investing behind the highest-potential categories in a disciplined manner. Investment may include marketing, infrastructure, innovation, and acquired businesses. The company expects some additional divestitures as it continues to refine the asset mix.

•	Balanced capital allocation that includes growing the dividend over time, increasing share repurchases, and having an investment-grade balance sheet.

Financial expectations and operating details regarding the above will be shared as part of the investor event later this year.

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Major Items Impacting Fourth-quarter Fiscal 2015 EPS Comparability

Included in the $0.47 diluted EPS from continuing operations for the fourth quarter of fiscal 2015 (EPS amounts rounded and after tax). These include references to selling, general, and administrative (SG&A) expense, and cost of goods sold (COGS):

•	Approximately $0.09 per diluted share of net expense, or $45 million pretax, related to the impairment of goodwill and other intangible assets, a portion of which is not tax deductible. $40 million of this is classified within the Private Brands segment (SG&A) and $5 million of this is classified within the Consumer Foods segment (SG&A).

•	Approximately $0.05 per diluted share of net expense, or $35 million pretax, resulting from restructuring and integration costs. $16 million of this is classified within the Private Brands segment ($4 million of COGS/$12 million of SG&A), $10 million is classified within the Consumer Foods segment ($6 million of COGS/$4 million of SG&A), and $9 million of this is classified as unallocated Corporate expense (SG&A).

•	Approximately $0.03 per diluted share of net benefit, or $19 million pretax, related to the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.01 per diluted share of net expense, or $7 million pretax, related to the mark-to-market impact of pension amounts.

Note: The company estimates that the extra week in the fiscal 2015 fourth quarter added approximately $0.04 of benefit per diluted share.

Included in the $(0.95) diluted loss per share from continuing operations for the fourth quarter of fiscal 2014 (EPS amounts rounded and after tax):

•

Approximately $1.47 per diluted share of expense, or $681 million pretax, a substantial portion of which is not tax deductible, from impairment charges and the corresponding impact on diluted share count. Approximately $605 million of this is classified

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within the Private Brands segment (SG&A), $73 million is classified within the Consumer Foods segment (SG&A), and $3 million is classified as unallocated Corporate expense.

•	Approximately $0.09 per diluted share of expense, or $58 million pretax, resulting from restructuring, transaction, and integration costs. $18 million is classified within the Consumer Foods segment ($3 million COGS/$15 million SG&A), $5 million is classified within the Commercial Foods segment (SG&A), $12 million is classified within the Private Brands segment ($9 million COGS/$3 million SG&A), and $23 million is classified within unallocated Corporate expense.

•	Approximately $0.06 per diluted share of benefit from unusual tax items, which included favorable tax adjustments resulting from changes in legal structure and state tax filing positions and the resolution of certain foreign income tax matters.

•	Approximately $0.02 per diluted share of benefit, or $14 million pretax, from the mark-to-market impact of derivatives used to hedge input costs, temporarily classified in unallocated Corporate expense. Hedge gains and losses are generally aggregated, and net amounts are reclassified from unallocated Corporate expense to the operating segments when the underlying commodity or foreign currency being hedged is expensed in segment cost of goods sold.

•	Approximately $0.02 per diluted share of benefit, or $10 million pretax, related to historical legal matters, a portion of which is not tax deductible; this is classified within unallocated Corporate expense.

•	Approximately $0.01 per diluted share of benefit, or $5 million pretax, resulting from a gain on the sale of a non-operating asset in the Commercial Foods segment (SG&A).

•	Note: in the fourth quarter of fiscal 2014, comparable EPS included approximately $0.05 of net contribution from items previously classified within continuing operations (primarily profits from flour milling), which have been reclassified to discontinued operations.

Discussion of Results

ConAgra Foods will host a conference call at 9:30 a.m. EDT today to discuss the results. Following the company’s remarks, the call will include a question-and-answer session with the investment community. Domestic and international participants may access the conference call toll-free by dialing 1-877-419-6591 and 1-719-325-4878, respectively. No confirmation or pass code is needed. This conference call also can be accessed live on the Internet at http://investor.conagrafoods.com.

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A rebroadcast of the conference call will be available after 1 p.m. EDT today. To access the digital replay, a pass code number will be required. Domestic participants should dial 1-888-203-1112, and international participants should dial 1-719-457-0820 and enter pass code 9995721. A rebroadcast also will be available on the company’s website.

In addition, the company has posted a question-and-answer supplement relating to this release at http://investor.conagrafoods.com. To view recent company news, please visit http://media.conagrafoods.com.

ConAgra Foods, Inc., (NYSE: CAG) is one of North America’s largest packaged food companies with branded and private branded food found in 99 percent of America’s households, as well as a strong commercial foods business serving restaurants and foodservice operations globally. Consumers can find recognized brands such as Banquet®, Chef Boyardee®, Egg Beaters®, Healthy Choice®, Hebrew National®, Hunt’s®, Marie Callender’s®, Orville Redenbacher’s®, PAM®, Peter Pan®, Reddi-wip®, Slim Jim®, Snack Pack® and many other ConAgra Foods brands, along with food sold by ConAgra Foods under private brand labels, in grocery, convenience, mass merchandise, club and drug stores. Additionally, ConAgra Foods supplies frozen potato and sweet potato products as well as other vegetable, spice, bakery and grain products to commercial and foodservice customers. ConAgra Foods operates ReadySetEat.com, an interactive recipe website that provides consumers with easy dinner recipes and more. For more information, please visit us at www.conagrafoods.com.

Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These risks and uncertainties include, among other things: ConAgra Foods’ ability to successfully execute an exit

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option for its Private Brands operations within the expected time frame or at all; ConAgra Foods’ ability to realize the synergies and benefits contemplated by the Ardent Mills joint venture; risks and uncertainties associated with intangible assets, including any future goodwill or intangible assets impairment charges; the availability and prices of raw materials, including any negative effects caused by inflation or weather conditions; the effectiveness of ConAgra Foods’ product pricing, including product innovation, any pricing actions and changes in promotional strategies; the ultimate outcome of litigation, including litigation related to the lead paint and pigment matters; future economic circumstances; industry conditions; the effectiveness of ConAgra Foods’ hedging activities, including volatility in commodities that could negatively impact ConAgra Foods’ derivative positions and, in turn, ConAgra Foods’ earnings; ConAgra Foods’ ability to execute its operating and restructuring plans and achieve operating efficiencies; the success of ConAgra Foods’ cost-saving initiatives, innovation, and marketing investments; the competitive environment and related market conditions; the ultimate impact of any ConAgra Foods’ product recalls; access to capital; actions of governments and regulatory factors affecting ConAgra Foods’ businesses, including the Patient Protection and Affordable Care Act; the amount and timing of repurchases of ConAgra Foods’ common stock and debt, if any; the costs, disruption and diversion of management’s attention associated with campaigns commenced by activist investors; and other risks described in ConAgra Foods’ reports filed with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. ConAgra Foods disclaims any obligation to update or revise statements contained in this press release to reflect future events or circumstances or otherwise.

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Regulation G Disclosure

Below is a reconciliation of Q4 FY15 and Q4 FY14 diluted earnings per share from continuing operations, Consumer Foods segment operating profit, Commercial Foods segment operating profit, and Private Brands segment operating profit, adjusted for items impacting comparability. Amounts may be impacted by rounding.

Q4 FY15 & Q4 FY14 Diluted EPS from Continuing Operations

	Q4 FY15	Q4 FY14	% change
Diluted EPS from continuing operations	$0.47	$(0.95)	N/A
Items impacting comparability:
Net expense related to impairment of goodwill and other intangible assets, including the impact on diluted share count	0.09	1.47
Net expense related to restructuring, transaction, and integration costs	0.05	0.09
Net expense related to year-end remeasurement of pensions	0.01	—
Net benefit related to unallocated mark-to-market impact of derivatives	(0.03)	(0.02)
Net gain from sale of non-operating asset in the Commercial Foods segment	—	(0.01)
Net benefit related to historical legal matters	—	(0.02)
Net benefit related to unusual tax matters	—	(0.06)

Diluted EPS from continuing operations, adjusted for items impacting comparability	$0.59	$0.50
Net EPS contribution previously within continuing operations and subsequently reclassified to discontinued operations:
From milling operations	—	0.18
Net benefit related to sale of flour mills	—	(0.13)

Diluted EPS adjusted for items impacting comparability	$0.59	$0.55	7%

Consumer Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY15	Q4 FY14	% change
Consumer Foods Segment Operating Profit	$304	$176	73%
Restructuring, integration, and transactions costs	10	18
Intangible impairment charges	5	73

Consumer Foods Segment Adjusted Operating Profit	$319	$267	20%

Commercial Foods Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY15	Q4 FY14	% change
Commercial Foods Segment Operating Profit	$154	$150	3%
Restructuring costs	—	5
Gain on sale of non-operating assets	—	(5)

Commercial Foods Segment Adjusted Operating Profit	$154	$150	3%

Private Brands Segment Operating Profit Reconciliation

(Dollars in millions)	Q4 FY15	Q4 FY14	% change
Private Brands Segment Operating Profit (Loss)	$(25)	$(573)	N/A
Restructuring, integration, and transactions costs	16	13
Impairment of fixed assets, goodwill and other intangible assets	40	605

Private Brands Segment Adjusted Operating Profit	$31	$44	-30%

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CONAGRA FOODS

ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	Fourteen weeks ended	Thirteen weeks ended
	May 31, 2015	May 25, 2014	Percent Change
SALES
Consumer Foods	$1,859.7	$1,779.7	4.5%
Commercial Foods	1,225.8	1,149.8	6.6%
Private Brands	1,019.2	1,029.9	(1.0)%

Total	4,104.7	3,959.4	3.7%

OPERATING PROFIT (LOSS)
Consumer Foods	$303.8	$176.0	72.6%
Commercial Foods	154.1	150.2	2.6%
Private Brands	(24.7)	(573.4)	(95.7)%

Total operating profit (loss) for segments	433.2	(247.2)	N/A

Reconciliation of total operating profit (loss) to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit (loss):
General corporate expense	(62.2)	(61.0)	2.0%
Interest expense, net	(88.6)	(93.1)	(4.8)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$282.4	$(401.3)	N/A

Segment operating profit (loss) excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Segment Operating Results

(in millions)

(unaudited)

	FOURTH QUARTER
	Fifty-three weeks ended	Fifty-two weeks ended
	May 31, 2015	May 25, 2014	Percent Change
SALES
Consumer Foods	$7,304.4	$7,315.7	(0.2)%
Commercial Foods	4,463.2	4,332.2	3.0%
Private Brands	4,064.8	4,195.7	(3.1)%

Total	15,832.4	15,843.6	(0.1)%

OPERATING PROFIT (LOSS)
Consumer Foods	$1,069.7	$892.0	19.9%
Commercial Foods	568.5	537.7	5.7%
Private Brands	(1,456.7)	(373.4)	290.1%

Total operating profit for segments	181.5	1,056.3	(82.8)%

Reconciliation of total operating profit to income from continuing operations before income taxes and equity method investment earnings
Items excluded from segment operating profit:
General corporate expense	(345.1)	(315.6)	9.3%
Interest expense, net	(331.9)	(379.4)	(12.5)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	$(495.5)	$361.3	N/A

Segment operating profit (loss) excludes general corporate expense, equity method investment earnings, and net interest expense. Management believes such amounts are not directly associated with segment performance results for the period. Management believes the presentation of total operating profit for segments facilitates period-to-period comparison of results of segment operations.

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ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FOURTH QUARTER
	Fourteen weeks ended	Thirteen weeks ended
	May 31, 2015	May 25, 2014	Percent Change
Net sales	$4,104.7	$3,959.4	3.7%
Costs and expenses:
Cost of goods sold	3,192.0	3,115.9	2.4%
Selling, general and administrative expenses	541.7	1,151.7	(53.0)%
Interest expense, net	88.6	93.1	(4.8)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	282.4	(401.3)	N/A
Income tax expense	105.0	7.0	1,400.0%
Equity method investment earnings	29.5	12.1	143.8%

Income (loss) from continuing operations	206.9	(396.2)	N/A
Income from discontinued operations, net of tax	4.6	74.8	(93.9)%

Net income (loss)	$211.5	$(321.4)	N/A

Less: Net income attributable to noncontrolling interests	2.3	2.8	(17.9)%

Net income (loss) attributable to ConAgra Foods, Inc.	$209.2	$(324.2)	N/A

Earnings (loss) per share - basic

Income (loss) from continuing operations	$0.48	$(0.95)	N/A
Income from discontinued operations	0.01	0.18	(94.4)%

Net income (loss) attributable to ConAgra Foods, Inc.	$0.49	$(0.77)	N/A

Weighted average shares outstanding	427.8	422.0	1.4%

Earnings (loss) per share - diluted

Income (loss) from continuing operations	$0.47	$(0.95)	N/A
Income from discontinued operations	0.01	0.18	(94.4)%

Net income (loss) attributable to ConAgra Foods, Inc.	$0.48	$(0.77)	N/A

Weighted average share and share equivalents outstanding	432.8	422.0	2.6%

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ConAgra Foods, Inc.

Consolidated Statements of Operations

(in millions)

(unaudited)

	FOURTH QUARTER
	Fifty-three weeks ended	Fifty-two weeks ended
	May 31, 2015	May 25, 2014	Percent Change
Net sales	$15,832.4	$15,843.6	(0.1)%
Costs and expenses:
Cost of goods sold	12,523.9	12,331.7	1.6%
Selling, general and administrative expenses	3,472.1	2,771.2	25.3%
Interest expense, net	331.9	379.4	(12.5)%

Income (loss) from continuing operations before income taxes and equity method investment earnings	(495.5)	361.3	N/A
Income tax expense	234.0	220.1	6.3%

Equity method investment earnings	122.1	32.5	275.7%
Income (loss) from continuing operations	(607.4)	173.7	N/A
Income from discontinued operations, net of tax	366.6	141.4	159.3%

Net income (loss)	$(240.8)	$315.1	N/A

Less: Net income attributable to noncontrolling interests	11.8	12.0	(1.7)%

Net income (loss) attributable to ConAgra Foods, Inc.	$(252.6)	$303.1	N/A

Earnings (loss) per share - basic

Income (loss) from continuing operations	$(1.46)	$0.38	N/A
Income from discontinued operations	0.86	0.34	152.9%

Net income (loss) attributable to ConAgra Foods, Inc.	$(0.60)	$0.72	N/A

Weighted average shares outstanding	426.1	421.3	1.1%

Earnings (loss) per share - diluted

Income (loss) from continuing operations	$(1.46)	$0.37	N/A
Income from discontinued operations	0.86	0.33	160.6%

Net income (loss) attributable to ConAgra Foods, Inc.	$(0.60)	$0.70	N/A

Weighted average share and share equivalents outstanding	426.1	427.5	(0.3)%

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CONAGRA FOODS

ConAgra Foods, Inc.

Consolidated Balance Sheet

(in millions)

(unaudited)

	May 31, 2015	May 25, 2014
ASSETS
Current assets
Cash and cash equivalents	$183.1	$141.3
Receivables, less allowance for doubtful accounts of $4.6 and $4.0	972.9	1,058.4
Inventories	2,201.2	2,077.0
Prepaid expenses and other current assets	310.5	322.4
Current assets held for sale	—	631.7
Total current assets	3,667.7	4,230.8
Property, plant and equipment, net	3,608.1	3,636.0
Goodwill	6,300.3	7,828.5
Brands, trademarks and other intangibles, net	3,030.0	3,204.9
Other assets	936.1	220.4
Noncurrent assets held for sale	—	198.9

	$17,542.2	$19,319.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable	$7.9	$141.8
Current installments of long-term debt	1,008.0	84.1
Accounts payable	1,358.3	1,349.3
Accrued payroll	218.2	154.3
Other accrued liabilities	717.8	748.1
Current liabilities held for sale	—	164.8

Total current liabilities	3,310.2	2,642.4
Senior long-term debt, excluding current installments	6,693.0	8,524.6
Subordinated debt	195.9	195.9
Other noncurrent liabilities	2,733.1	2,599.4
Noncurrent liabilities held for sale	—	2.0
Total stockholders’ equity	4,610.0	5,355.2

	$17,542.2	$19,319.5

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CONAGRA FOODS

ConAgra Foods, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(in millions)

	For the Fiscal Years Ended May
	2015	2014	2013
Cash flows from operating activities:
Net income (loss)	$(240.8)	$315.1	$786.1
Income from discontinued operations	366.6	141.5	87.8

Income (loss) from continuing operations	(607.4)	173.6	698.3
Adjustments to reconcile income from continuing operations to net cash flows from operating activities:
Depreciation and amortization	592.3	577.3	418.6
Asset impairment charges	1,615.3	720.0	20.2
Loss on sale of fixed assets	14.3	5.1	10.5
Earnings of affiliates less than (in excess of) distributions	(30.8)	13.6	(11.7)
Share-based payments expense	68.3	59.5	67.0
Contributions to pension plans	(13.5)	(18.3)	(19.8)
Pension expense	(6.0)	(5.9)	23.5
Other items	11.7	(36.2)	(9.1)
Change in operating assets and liabilities excluding effects of business acquisitions and dispositions:
Accounts receivable	93.8	48.8	(52.2)
Inventory	(119.8)	12.5	56.1
Deferred income taxes and income taxes payable, net	(102.0)	50.5	126.4
Prepaid expenses and other current assets	(9.3)	1.5	(13.3)
Accounts payable	(15.9)	25.4	18.3
Accrued payroll	70.5	(126.0)	104.2
Other accrued liabilities	(87.8)	(46.8)	(66.7)

Net cash flows from operating activities - continuing operations	1,473.7	1,454.6	1,370.3
Net cash flows from operating activities - discontinued operations	6.9	114.0	41.9

Net cash flows from operating activities	1,480.6	1,568.6	1,412.2

Cash flows from investing activities:
Additions to property, plant and equipment	(471.9)	(592.3)	(422.6)
Sale of property, plant and equipment	20.6	42.5	18.0
Purchase of businesses, net of cash acquired	(95.7)	(39.9)	(5,018.8)
Purchase of intangible assets	—	—	(4.8)
Return of investment in equity method investee	391.4	—	—
Investment in equity method investee	—	—	(1.5)

Net cash flows from investing activities - continuing operations	(155.6)	(589.7)	(5,429.7)
Net cash flows from investing activities - discontinued operations	114.0	58.2	(36.1)

Net cash flows from investing activities	(41.6)	(531.5)	(5,465.8)

Cash flows from financing activities:
Net short-term borrowings	(150.0)	(43.2)	145.0
Issuance of long-term debt	550.0	—	6,217.7
Debt issuance costs	(2.3)	—	(56.6)
Repayment of long-term debt	(1,495.2)	(569.2)	(2,074.0)
Issuance of ConAgra Foods, Inc. common shares	—	—	269.2
Repurchase of ConAgra Foods, Inc. common shares	(50.0)	(100.0)	(245.0)
Cash dividends paid	(425.2)	(420.9)	(400.7)
Exercise of stock options and issuance of other stock awards	153.8	103.7	274.4
Other items	(11.3)	(4.5)	3.0

Net cash flows from financing activities - continuing operations	(1,430.2)	(1,034.1)	4,133.0

Net cash flows from financing activities - discontinued operations	—	—	—

Net cash flows from financing activities	(1,430.2)	(1,034.1)	4,133.0

Effect of exchange rate changes on cash and cash equivalents	(8.8)	(3.8)	1.5
Net change in cash and cash equivalents	—	(0.8)	80.9
Add: Cash balance included in assets held for sale at beginning of period	41.8	33.0	17.1
Less: Cash balance included in assets held for sale at end of period	—	(41.8)	(33.0)
Cash and cash equivalents at beginning of year	141.3	150.9	85.9

Cash and cash equivalents at end of year	$183.1	$141.3	$150.9

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